Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 4, 2026 (except Note 21(b), as to which the date is February 23, 2026), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-293204) and related Prospectus of Generate Biomedicines, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

February 23, 2026

Boston, Massachusetts